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                                                        Exhibit 99

Investor Contact:       Investor Relations, Caliber System
                        (330) 665-8814

Media Contacts:         Dina Gruey, Caliber System
                        (330) 665-8849

                        David Bratton-Kearns, Viking Freight
                        (408) 323-4125

FOR IMMEDIATE RELEASE
March 27, 1997


                 CALIBER SYSTEM RESTRUCTURES VIKING FREIGHT
                      AS REGIONAL CARRIER SERVING WEST;
          NEGOTIATING SALE OF FORMER CENTRAL FREIGHT LINES DIVISION


        AKRON, Ohio -- Caliber System, Inc. (NYSE:CBB) today announced a major restructuring of Viking Freight, Inc. Under the plan, Viking will continue to operate in the 12 western states where it has been a leader in the regional less-than-truckload market for many years.

        Viking, based in San Jose, Calif., will provide next- and second-day less-than-truckload service through 43 terminals and more than 4,000 employees in the West. Viking will continue to work with Caliber's other operating units -- RPS, Roberts Express and Caliber Logistics -- to offer integrated, customized solutions for customers who need a comprehensive transportation and logistics program.

        As part of the restructuring, the Board of Directors has made the decision to sell the former Central Freight Lines unit, which serves customers in the Southwest -- primarily in Texas. The company is currently negotiating with several potential buyers for Central, all of which are expected to operate the business as it exists today. Furthermore, we expect the current senior management team to stay on board after the sale.

        Effective immediately, Caliber will terminate operations at its former Coles Express unit in the Northeast and Spartan Express in the Southeast and Midwest. The cessation of operations at the former Coles Express and Spartan Express will involve the closing of 83 terminals and the elimination of approximately 4,000 full-time and part-time positions.


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Viking Restructuring
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        "The losses generated by Viking have been unacceptable," explained
Daniel J. Sullivan, Chairman, President and CEO of Caliber System. "The length of time needed to reach profitability in all of Viking's divisions was too long and filled with risk. We examined all of our options and determined that a major restructuring was the most viable alternative for enhancing Viking's financial stability and returning the unit to profitability. These actions will ensure a much stronger Caliber System and maximize value for our shareholders."

        Caliber will record a non-cash $225 million asset impairment charge ($175 million net of tax) relating to the write-down of goodwill of $82 million and property and equipment of $143 million which will be reflected in the 1996 operating results. This charge reduces the company's previously reported 1996 net income of $9.9 million or $0.25 per share to a net loss of $165.1 million or $4.18 per share.

        Additional restructuring charges, which include employee severance and other restructuring costs, will be included in the company's operating results for the first quarter of 1997. The sale of Central and elimination of unprofitable divisions are expected to have a positive effect on earnings and cash flow. Net proceeds from the sale of Central and other assets will be used to reduce outstanding debt.

        In a related action to decrease debt, the Board of Directors declared that the regular quarterly dividend of $0.18 per share will be reduced to $0.10 per share payable August 1, 1997 to shareholders of record on July 15, 1997.

        Viking will operate a reengineered, more efficient terminal network with the newest equipment and most qualified personnel. The carrier has also significantly reduced overhead costs to allow greater flexibility in meeting the changing demands of the marketplace.

        "I have every confidence that Viking's new management team of seasoned, skilled industry veterans will build upon the West's established track record of superior on-time performance, customer satisfaction and service quality and make it an even stronger regional LTL provider for our customers," added Sullivan.

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Viking Restructing
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        Sullivan explained that the mission to consolidate four regional carriers into one was certainly challenging. The early customer acceptance of Viking's superregional strategy severely taxed capacity, leading to operating inefficiencies and excessive costs. The financial condition of the Spartan and Coles divisions, unprofitable for several years, only worsened during the consolidation process.

        "Our greatest regret is the impact that this reorganization will have on people. We're grateful for the contributions that these employees have made to Viking and Caliber."

        In the geographic areas will no longer be serviced by the former Coles and Spartan, the company has reached an agreement with Richmond, Va-based Overnite Transportation to help ensure the prompt delivery of all freight that is currently in the terminal system. Additionally, Viking and Overnite are pursuing a longer-term strategic alliance that would enable both providers to offer customers greater coverage across the U.S.

        Caliber System is a leading value-added provider of transportation, logistics and related information services. In addition to Viking, its operating units include RPS, a business-to-business small-package carrier; Caliber Logistics, a supplier of contract logistics services; Roberts Express, a critical-shipment carrier; and Caliber Technology, a provider of computer-based solutions for customers.

        Excluding Viking, the combined business units earned an operating profit in 1996 of more than $150 million. Sullivan said that RPS is off to a good start in the first quarter of 1997 as on-time service performance of 96+ percent, combined with a strong retail environment, has fueled double-digit growth. Together, RPS, Roberts and Logistics are expected to significantly exceed 1996 first-quarter operating income in the first 12 weeks of this year.

        This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.